Exhibit 99.1
For Immediate Release

United Therapeutics Corporation Reports Third Quarter 2023 Financial Results
SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., November 1, 2023: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, today announced its financial results for the quarter ended September 30, 2023. Total revenues in the third quarter of 2023 grew 18% year-over-year to $609.4 million, compared to $516.0 million in the third quarter of 2022.
“It’s a testament to our innovative research and commercial execution that we are again reporting record quarterly revenue and double-digit revenue growth,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer. “On top of our record results, we continue to progress our near-term pipeline with the ongoing TETON 1 and TETON 2 studies of nebulized Tyvaso in idiopathic pulmonary fibrosis and the ADVANCE OUTCOMES study of ralinepag in pulmonary arterial hypertension, both of which could generate data in 2025.”
“With over $600 million in quarterly revenue, we’re well on our way to achieving our expected $4 billion annual run rate by mid-decade,” said Michael Benkowitz, President and Chief Operating Officer. “Our commercial teams achieved meaningful growth in all of our key products, and our recent field force expansion in PH-ILD will help us build on this momentum.”
Third Quarter 2023 Financial Results
Key financial highlights include (dollars in millions, except per share data):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2023	2022

Total revenues	$609.4	$516.0	$93.4	18%
Net income	$267.6	$239.3	$28.3	12%
Net income, per basic share	$5.71	$5.26	$0.45	9%
Net income, per diluted share	$5.38	$4.91	$0.47	10%

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Revenues
The table below presents the components of total revenues (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2023	2022
Net product sales:
Tyvaso DPI®(1)	$205.1	$63.1	$142.0	225%
Nebulized Tyvaso®(1)	120.7	194.6	(73.9)	(38)%
Total Tyvaso	325.8	257.7	68.1	26%
Remodulin®(2)	131.1	114.0	17.1	15%
Orenitram®	92.0	87.5	4.5	5%
Unituxin®	51.3	46.1	5.2	11%
Adcirca®	7.3	10.7	(3.4)	(32)%
Other	1.9	—	1.9	NM(3)
Total revenues	$609.4	$516.0	$93.4	18%
(1)Net product sales include both the drug product and the respective inhalation device.
(2)Net product sales include sales of infusion devices, such as the Remunity® Pump.
(3)Calculation is not meaningful.
Net product sales of our treprostinil-based products (Tyvaso DPI, nebulized Tyvaso, Remodulin, and Orenitram) grew by $89.7 million, or 20%, for the third quarter of 2023, as compared to the third quarter of 2022. The growth in total Tyvaso revenues resulted primarily from an increase in total quantities sold driven by the commercial launch of Tyvaso DPI in June 2022 and continued growth in utilization by patients with pulmonary hypertension associated with interstitial lung disease (PH-ILD). The growth in Tyvaso DPI revenues resulted from an increase in quantities sold. The decrease in nebulized Tyvaso revenues resulted primarily from a decrease in quantities sold following the commercial launch of Tyvaso DPI. The increase in Remodulin revenues resulted from an increase in quantities sold.
Expenses
Cost of sales. The table below summarizes cost of sales by major category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2023	2022
Category:
Cost of sales	$69.1	$37.1	$32.0	86%
Share-based compensation expense(1)	1.0	0.1	0.9	900%
Total cost of sales	$70.1	$37.2	$32.9	88%
(1)Refer to Share-based compensation below.
Cost of sales, excluding share-based compensation. Cost of sales for the three months ended September 30, 2023 increased as compared to the same period in 2022, primarily due to an increase in Tyvaso DPI royalty expense and product costs following its commercial launch in June 2022.

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Research and development expense. The table below summarizes the nature of research and development expense by major expense category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2023	2022
Category:
External research and development(1)	$47.2	$37.6	$9.6	26%
Internal research and development(2)	34.3	29.1	5.2	18%
Share-based compensation expense(3)	3.6	2.0	1.6	80%
Impairments(4)	—	—	—	—%
Other(5)	(0.4)	(2.6)	2.2	85%
Total research and development expense	$84.7	$66.1	$18.6	28%
(1)External research and development primarily includes fees paid to third parties (such as clinical trial sites, contract research organizations, and contract laboratories) for preclinical and clinical studies and payments to third-party contract manufacturers before FDA approval of the relevant product.
(2)Internal research and development primarily includes salary-related expenses for research and development functions, internal costs to manufacture product candidates before FDA approval, and internal facilities-related expenses, including depreciation, related to research and development activities.
(3)Refer to Share-based compensation below.
(4)Impairments primarily includes impairment charges to write down the carrying value of in-process research and development and of certain property, plant, and equipment as a result of research and development activities. There were no impairment charges during the three months ended September 30, 2023 and September 30, 2022.
(5)Other primarily includes upfront fees and milestone payments to third parties under license agreements related to development-stage products and adjustments to the fair value of our contingent consideration obligations.
Research and development expense, excluding share-based compensation. Research and development expense for the three months ended September 30, 2023 increased as compared to the same period in 2022, primarily due to increased expenditures related to: (1) the TETON 1 and TETON 2 clinical studies of nebulized Tyvaso in patients with idiopathic pulmonary fibrosis; and (2) organ manufacturing projects.
Selling, general, and administrative expense. The table below summarizes selling, general, and administrative expense by major category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2023	2022
Category:
General and administrative	$90.4	$85.7	$4.7	5%
Sales and marketing	20.7	17.2	3.5	20%
Share-based compensation expense (benefit)(1)	16.5	(4.5)	21.0	467%
Total selling, general, and administrative expense	$127.6	$98.4	$29.2	30%
(1)    Refer to Share-based compensation below.

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Share-based compensation. The table below summarizes share-based compensation expense (benefit) by major category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2023	2022
Category:
Stock options	$6.0	$5.7	$0.3	5%
Restricted stock units	12.5	9.9	2.6	26%
Share tracking awards plan (STAP)	2.1	(18.5)	20.6	111%
Employee stock purchase plan	0.5	0.5	—	—%
Total share-based compensation expense (benefit)	$21.1	$(2.4)	$23.5	979%
The increase in share-based compensation expense for the three months ended September 30, 2023, as compared to the same period in 2022, was primarily due to an increase in STAP expense driven by a two percent increase in our stock price for the three months ended September 30, 2023, as compared to an 11 percent decrease in our stock price for the same period in 2022.
Income tax expense. Income tax expense for the three months ended September 30, 2023 and 2022 was $84.2 million and $73.2 million, respectively. Our effective income tax rate for the three months ended September 30, 2023 and 2022 was 24 percent and 23 percent, respectively.
Inducement Restricted Stock Units
On October 30, 2023, we granted a total of 23,483 restricted stock units under our 2019 Inducement Stock Incentive Plan to 16 newly hired employees. One of the grants will vest in three equal installments on the third, fourth, and fifth anniversaries of the grant date on October 30, 2026, October 30, 2027, and October 30, 2028. All other grants cliff vest fully on the third anniversary of the grant date on October 30, 2026. These restricted stock unit grants assume continued employment on such dates, and are subject to the standard terms and conditions we filed with the SEC as Exhibit 10.2 to our Current Report on Form 8-K on March 1, 2019. We are providing this information in accordance with Nasdaq Listing Rule 5635(c)(4).
Webcast
We will host a webcast to discuss our third quarter 2023 financial results on Wednesday, November 1, 2023, at 9:00 a.m. Eastern Time. The webcast can be accessed live via our website at https://ir.unither.com/events-and-presentations/default.aspx. A replay of the webcast will also be available at the same location on our website approximately 12 hours after the conclusion of the call.
United Therapeutics: Enabling Inspiration
At United Therapeutics, our vision and mission are one. We use our enthusiasm, creativity, and persistence to innovate for the unmet medical needs of our patients and to benefit our other stakeholders. We are bold and unconventional. We have fun, we do good. We are the first publicly-traded biotech or pharmaceutical company to take the form of a public benefit corporation (PBC). Our public benefit purpose is to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs.
You can learn more about what it means to be a PBC here: unither.com/pbc.

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Forward-Looking Statements
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements related to our future revenue expectations, including our anticipated $4 billion annual revenue run rate by mid-decade, and the expectation that our recent field force expansion will help us grow use of our products by PH-ILD patients; expectations regarding our TETON 1, TETON 2, and ADVANCE OUTCOMES clinical trials, including the possibility that these trials could generate data in 2025; and our goals of innovating for the unmet medical needs of our patients and to benefit our other stakeholders, furthering our public benefit purpose of developing novel pharmaceutical therapies and technologies that expand the availability of transplantable organs, providing superior financial performance for shareholders, and providing our communities with earth-sensitive energy utilization. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of November 1, 2023, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.
ORENITRAM, REMODULIN, REMUNITY, TYVASO, TYVASO DPI, and UNITUXIN are registered trademarks of United Therapeutics Corporation and/or its subsidiaries.
ADCIRCA is a registered trademark of Eli Lilly and Company.

For Further Information Contact:
Dewey Steadman at (202) 919-4097
https://ir.unither.com/contact-uthr/default.aspx

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UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended September 30,
	2023	2022
	(Unaudited)
Total revenues	$609.4	$516.0
Operating expenses:
Cost of sales	70.1	37.2
Research and development	84.7	66.1
Selling, general, and administrative	127.6	98.4
Total operating expenses	282.4	201.7
Operating income	327.0	314.3
Interest income	45.3	13.3
Interest expense	(15.6)	(9.2)
Other expense, net	(4.9)	(5.9)
Total other income (expense), net	24.8	(1.8)
Income before income taxes	351.8	312.5
Income tax expense	(84.2)	(73.2)
Net income	$267.6	$239.3
Net income per common share:
Basic	$5.71	$5.26
Diluted	$5.38	$4.91
Weighted average number of common shares outstanding:
Basic	46.9	45.5
Diluted	49.7	48.7

SELECTED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

September 30, 2023
Cash, cash equivalents, and marketable investments	$4,936.3
Total assets	7,023.6
Total liabilities	1,311.5
Total stockholders’ equity	5,712.1

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Tyvaso Net Product Sales
The table below presents select historical net product sales for Tyvaso DPI and nebulized Tyvaso (dollars in millions):

	Three Months Ended
	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023	September 30, 2023
Net product sales:
Tyvaso DPI(1)	$—	$3.0	$63.1	$92.2	$118.7	$193.6	$205.1
Nebulized Tyvaso(1)	172.0	198.0	194.6	150.1	119.7	125.3	120.7
Total Tyvaso net product sales	$172.0	$201.0	$257.7	$242.3	$238.4	$318.9	$325.8
(1)Net product sales include both the drug product and the respective inhalation device.

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